UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2007

Spongetech Delivery Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-100925 (Commission File Number)	54-2077231 (IRS Employer Identification No.)

The Empire Sate Building, 350 Fifth Avenue
Suite 2204, New York, New York 10118
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (212) 594-4175

(Former name or former address, if changed since last report)

Copies to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 3, 2007, Spongetech Delivery Systems, Inc. (the “Company”) entered into a lease for an office located at 43W 33rd Street, Suite 600, New York, New York 10001 (the “Premises”). The Premises consist of 1500 square feet of office space. The lease term commences on February 1, 2007 and expires January 30, 2011. However, the Company has an option to renew the lease for an additional 3 years at an increased rent of 5% for each additional year. Rent on the Premises is $4,000 per month plus 35% of the cost of electricity for the entire floor.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 28, 2007, Steven Moskowitz was appointed as Chief Operating Officer of the Company. Mr. Moskowitz currently serves as the Company’s Chief Financial Officer and has served in that capacity since February 2006. Mr. Moskowitz has been our Secretary, Treasurer and a Director since June 1999. Mr. Moskowitz serves as a Director of National Stem Cell, Inc. (NHGI.PK) since January 2007. Mr. Moskowitz has served as a director of RM Enterprises International, Inc. since April 2001 and as its Secretary since March 2, 2004. He has been a director of Western Power and Equipment Corp. (OTCBB) since February 11, 2003. Since June 2003, he has been director of Tiburon Capital Group, a privately held holding corporation, and since May 2000, he has served as Vice President of ERC Corp., a privately-held marketing consultant. He served as Vice President, Marketing and Business Development for H. W. Carter & Sons, a distributor of children's clothing, from 1987 to 2002. He was President of the H. W. Carter & Sons division of Evolutions, Inc. from 1996 to 1997. Mr. Moskowitz served in various capacities at Smart Style Industries, a manufacturer and distributor of children's apparel, from 1986 to 1987 from sales assistant to Vice President Sales and Marketing. He received his B.S. in Management from Touro College in 1986.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
10.1	Sublease dated December 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spongetech Delivery Systems, Inc.

Date: January 9, 2008	/s/ Steven Moskowitz
Steven Moskowitz Chief Operating Officer and Chief Financial Officer